Exhibit 10.3

LETTER OF CREDIT AGREEMENT

LETTER OF CREDIT AGREEMENT (this “Agreement”), dated as of January 27, 2006, between Sidney Silver (the “Account Party”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent (in such capacity, herein the “Agent”) for certain lenders (the “Lenders”) under the Credit Agreement dated as of January 6, 2006 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) among (a) Agent, (b) Lenders, (c) The Rowe Companies, Rowe Furniture, Inc. and Storehouse, Inc., as Borrowers (individually, a “Borrower” and collectively, the “Borrowers”), and (d) the other credit parties signatory thereto. Unless otherwise defined all capitalized terms used herein shall have the meaning given to them in the Credit Agreement.

RECITALS:

WHEREAS, the Account Party is a shareholder of The Rowe Companies, and, as such, will derive direct and indirect economic benefits from the making of the Loans and other extensions of credit to the Borrower pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, Agent and Lenders have agreed to make certain modifications to the Credit Agreement which will result in additional Loans and other extensions of credit to the Borrowers, but only upon the condition, among others, that the Account Party (a) provide the limited guaranty contained herein and (b) cause to be issued by Wachovia Bank, National Association, for its account and for the benefit of Agent a standby letter of credit having a face amount of $1,500,000 in the form of Exhibit A hereto (the “Letter of Credit”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration receipt of which is hereby acknowledged, it is agreed as follows:

1. Guaranty. The Account Party hereby guarantees to the Lenders and the Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of, subject to the last sentence contained in this Section 1, all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. If for any reason any of the Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the Borrowers by reason of any of the Borrowers’ insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this guaranty shall nevertheless be binding on the Account Party to the same extent as if the Account Party at all times had been the principal obligor on all such Obligations. Notwithstanding anything to the contrary contained herein, (a) the Agent’s and each Lender’s remedies hereunder shall be recourse only to the Letter of Credit, (b) the liability of the Account Party hereunder shall be limited to $1,500,000 and (c) the Agent will not demand payment under this guaranty except to the extent that the Agent is entitled to draw on the Letter of Credit pursuant to Section 2 hereof.

2. Drawings on Letter of Credit. Agent hereby agrees that, notwithstanding any provisions of the Letter of Credit to the contrary, Agent shall not be entitled to make drawings under the Letter of Credit unless and until: (a) (i) Agent has completed the disposition of substantially all the collateral securing the Obligations pursuant to the exercise of any rights or remedies under the Loan Documents, as determined by Agent in its reasonable business judgment, or (ii) in any proceeding under the Bankruptcy Code in which any of the Borrowers are debtors, a court having jurisdiction over such proceeding enters an order confirming a plan of reorganization that does not require payment in full in cash of all of the Obligations; provided that, the proceeds of such disposition (in the case of clause (a)(i)) or payments under such plan of reorganization (in the case of clause (a)(ii)) are not sufficient to pay in full in cash all of the Obligations (such shortfall being the “Deficiency”), (b) 18 months after acceleration of the Obligations pursuant to the terms of the Credit Agreement or the commencement of any proceeding under the Bankruptcy Code or any similar proceeding in which any of the Borrowers are debtors, (c) the failure by any Borrower to reasonably cooperate with the Agent with respect to any enforcement action taken or proposed to be taken by the Agent pursuant to the terms of the Loan Documents (the events in clauses (a)(i), (a)(ii), (b) and (c) each being referred to herein as a “Payment Event”), or (d) at any time after the date which is thirty (30) days prior to the stated expiry date of the Letter of Credit; provided, further that, with respect to (x) drawings pursuant to clause (a) above, Agent shall not be entitled to make drawings under the Letter of Credit in an amount in excess of the Deficiency and (y) drawings pursuant to clauses (b) and (c) above, Agent shall not be entitled to make drawings under the Letter of Credit in an amount in excess of the Obligations at such time. Except for drawings under clause (d) of this Section 2, the Agent hereby agrees that any drawing under the Letter of Credit shall be made concurrently with a drawing in the same amount under that certain standby letter of credit issued for Gerald M. Birnbach’s account and for the benefit of Agent having a face amount of $1,500,000, to the extent such letter of credit is valid and existing at such time.

3. Proceeds of Letter of Credit. Agent shall apply (a) proceeds of any drawing under the Letter of Credit referred to in clause (a) of Section 2 hereof to satisfy any Deficiency and (b) proceeds of any drawing under the Letter of Credit referred to in clauses (b) and (c) of Section 2 hereof to satisfy any Obligations. Agent shall deposit proceeds of any drawing under the Letter of Credit referred to in clause (d) of Section 2 hereof into a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent until the occurrence, if any, of a Payment Event, at which time funds in the Cash Collateral Account shall be used solely to satisfy, as applicable, (x) any Deficiency, pursuant to clause (a) of Section 2 hereof, or (y) the Obligations, pursuant to clause (b) and/or clause (c) of Section 2 hereof. Upon payment in full in cash of all of the Obligations and the termination of any commitments to make further extensions of credit under the Loan Documents, any funds remaining in the Cash Collateral Account shall be paid to Account Party at c/o Barry Taff, Esq., Silver Freedman & Taff, LLP., 1700 Wisconsin Avenue N.W., Washington, D.C. 20007 or as otherwise required by law. The Cash Collateral Account shall be in the name of Agent and shall be subject to the control of Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Account Party hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law. Any interest earned on deposits in the Cash Collateral Account shall be deposited in the Cash Collateral Account and held as additional collateral, provided Agent shall be under no obligation to make any investments with such funds.

4. Cancellation. Agent agrees that Agent shall return the Letter of Credit to the Account Party for cancellation upon the earlier of (a) Borrowers’ receipt of the Equity Contribution and (b) payment in full in cash of all of the Obligations and the termination of any commitments to make further extensions of credit under the Loan Documents

5. Subordination, Fees, etc. The parties hereto hereby agree that all fees, reimbursement obligations, interest and other consideration and other amounts owing to the Account Party with respect to or in connection with the issuance, any renewal or the drawing of the Letter of Credit shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Obligations, whether now or hereafter incurred or owed by the Credit Parties. Notwithstanding the immediately preceding sentence, the Borrowers shall be permitted to pay, and the Account Party shall be permitted to receive, (a) any regularly scheduled payment of Fees so long as at the time of such payment, and after giving effect thereto, no Default or Event of Default would exist and (b) reimbursement for all reasonable out-of-pocket expenses (including legal fees) incurred by the Account Party in connection with the issuance of the Letter of Credit and the related transactions and agreements. For purposes hereof, “Fees” shall mean any fee required to be paid by the Borrowers to the Account Party in connection with the issuance and any renewal of the Letter of Credit; provided that (i) the aggregate of all Fees in connection with the initial issuance of the Letter of Credit shall not exceed 2% of the face amount of the Letter of Credit, (ii) the aggregate of all Fees in connection with any renewal of the Letter of Credit during the initial year after issuance shall not exceed 2% on the face amount of the Letter of Credit and (iii) the aggregate of all Fees in connection with each renewal of the Letter of Credit during any subsequent year shall not exceed 4% on the face amount of the Letter of Credit.

6. Waivers. Until payment in full in cash of all of the Obligations and the termination of any commitments to make further extensions of credit under the Loan Documents, the Account Party shall not: (a) exercise any right against any Credit Party, by way of subrogation, reimbursement, indemnity, contribution, or the like; or (b) file any proof of any claim in competition with the Agent or any Lender in respect of the Letter of Credit or any drawing thereunder in any bankruptcy or insolvency proceedings of any nature with respect to any Credit Party. Account Party hereby agrees that Agent and Lenders may exercise remedies against all or part of any collateral held as security for the Obligations, and apply any proceeds of such collateral to the Obligations, in such order as Agent and Lenders, in their sole discretion, elect. Account Party agrees not to assert and hereby waives, to the fullest extent permitted by law, (a) any right to promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, (b) any right to request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisement, valuation or other similar right of a creditor that may otherwise be available under applicable law or any right to receive notice of Agent’s and Lenders’ intended disposition of such collateral (or a portion thereof), (c) all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and (d) all suretyship defenses generally. Neither Agent nor any Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of such collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any such collateral upon the request of any Credit Party or Account Party or any other Person or to take any other action whatsoever with regard to any such collateral or any part thereof. Account Party hereby waives, releases and discharges any and all rights, claims, causes of action, liabilities, claims and demands, in law or equity, which Account Party has had, now has, or may in the future have, arising out of or relating directly or indirectly to the taking or not taking of any act or proceeding or not proceeding with any action which Agent or any Lender may take pursuant to the Loan Documents or any other documents or in an effort to collect in respect of the Obligations.

7. Changes In Obligations. The Account Party consents to, and agrees that Agent and Lenders shall have no liability to Account Party as a result of (and agrees that none of the following shall require notice to or consent of the Account Party or affect any of the Account Party’s obligations hereunder), (a) any consent, forbearance or waiver which the Agent or any Lender might grant or give any Credit Party and/or any other person liable or obligated for or on the Obligations, (b) any amendment, cancellation, termination or modification of any provision of any Loan Document or the Obligations or any compromise, settlement, or release by the Agent or any Lender of the Obligations or of the obligations of any such other person (whether or not jointly liable with the Account Party), or (c) any release of any collateral securing the Obligations or securing the obligations of any such other person.

8. Binding Effect, Amendments. This Agreement shall inure to the benefit of the parties and their respective successors and assigns and shall be binding upon the heirs, successors, representatives, and assigns of parties. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Account Party. All of the understandings, covenants, and agreements contained herein are solely for the benefit of the parties, their respective successors and assigns and there are no other parties, including any Credit Party or any of their creditors, successors, or assigns, which are intended to be benefited, in any way, by this Agreement.

9. Counterparts; Headings. This Agreement may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute a single instrument. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

10. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE THAT ANY ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, IN THE STATE OF NEW YORK. THE PARTIES HERETO WANE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN AGENT AND ACCOUNT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT.

11. Severability; No Strict Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. Transferability. The Account Party hereby agrees that the Agent may assign or otherwise transfer this Agreement and the Letter of Credit pursuant to the provisions of Section 9 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above set forth.

/s/ Sidney Silver Sidney Silver

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:	/s/ Charles D. Chiodo
Name:	Charles D. Chiodo
Title:	Duly Authorized Signatory